EXHIBIT 10.2

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

        This Second Amendment to Employment Agreement (this “Amendment”) is entered into as of August 10, 2006, by and between ACME Communications, Inc., a Delaware corporation (the “Company”), and Douglas E. Gealy (“Executive,” together with the Company, the “Parties,” and each a “Party”).

RECITALS

        WHEREAS, the Parties desire to amend certain terms of the Employment Agreement, dated October 5, 1999, by and between the Company and Executive as amended by the First Amendment to Employment Agreement dated as of August 23, 2003 (as so amended, the “Employment Agreement”). The employment Agreement as amended hereby is referred to as the “Amended Employment Agreement.”

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties covenant and agree with each other as follows:

AGREEMENT

1.     DEFINITIONS. Capitalized terms used herein without definitions have the meanings ascribed to such terms in the Employment Agreement.

2.     MODIFICATIONS.

A.     Section 1.2 is hereby deleted and restated in its entirety as follows:

1.2 Term. Executive will be employed until September 30, 2009, unless Executive’s employment is terminated before that date pursuant to the provisions hereof.

B.     Section 4.2 is hereby deleted and restated in its entirety as follows:

4.2 Without Cause. If Executive's employment is terminated by the Company, without Cause, as defined in clause below:

4.2.1 Downsizing. If the Company’s Board of Directors has determined in good faith that Executive’s services are no longer needed due to the sale of four or more of the stations owned by the Company as of the date hereof, including station WTVK, (“Downsizing”), then the Company may terminate the Executive by notifying the Executive in writing and such notice shall provide a termination date (the “Termination Date”) which shall be no longer than ninety (90) days from the date of such notice (the “Notice Date”) and Executive shall continue to perform the services provided for hereunder through and including the Termination Date. Upon the Termination Date, the Executive shall be entitled to receive severance pay based upon his Base Salary in effect at the time of his termination, payable in semi-monthly installments in arrears and be provided all medical benefits for a period of six months plus the number of days less than ninety (90) between the Notice Date and the Termination Date (the “Severance Period”). The Company may, in its discretion, accelerate the Termination Date, but in such event, the six month severance (including benefits) shall be increased by the number of days that the Termination Date was accelerated by. As an example, if the Company provides the Executive a 90-day notice of termination of services on January 1, and then determines that such services are not required beyond February 1, the severance period will be extended by two months and cover the period from February 1 through September 30.

4.2.2 Other Termination without Cause for any reason other than Downsizing, then he will be entitled to receive severance pay for a period of the lesser of eighteen months, or the remaining term of the Agreement, based upon his Base Salary in effect at the time of his termination, payable in monthly installments in advance.

C.	Section 4.4 is hereby deleted and restated in its entirety as follows:

4.4 Mitigation.

4.4.1 Downsizing. If Executive’s employment is terminated without Cause because of Downsizing, then Executive has no obligation to seek or accept employment elsewhere after any termination under this Amended Employment Agreement. However, to the extent that Executive accepts employment elsewhere after any termination under this Amended Employment Agreement, the Company will have the right to offset any amounts paid to Executive from such other employment during the remaining term hereof, including any benefits to which Employee is entitled under the other company’s benefit plans and programs.

4.4.2 Other Termination without Cause. If Executive’s employment is terminated without Cause for any reason other than as set forth in Section 4.4.1, then Executive has no duty to mitigate any amounts of severance payable hereunder.

3.	MISCELLANEOUS

A.	Except as specifically amended by this Amendment, the Employment Agreement will remain in full force and effect. If the terms of this Amendment conflict with the terms of the Employment Agreement, the terms of this Amendment will control.

B.	This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

C.	This Amendment will be governed by and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed entirely therein.

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        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ACME COMMUNICATIONS, INC.

/s/Thomas D. Allen
Thomas D. Allen
Executive Vice President

EXECUTIVE:

/s/ Douglas E. Gealy
Douglas E. Gealy